Exhibit 10.3
Amended and Restated Management Incentive Bonus Plan

I.Introduction
This Management Incentive Bonus Plan (this “Plan”) provides an annual cash bonus award to each eligible employee for the achievement of explicit performance objectives. A bonus award under this Plan must include a financial objective generally representing 90-100% of the overall award (the “Financial Objective Target Bonus”), and may include an additional objective generally representing 10% of the overall award when used (the “Additional Objective Target Bonus”), subject to potential adjustment as described herein. The Administrator shall have flexibility to alter the percentage allocations described in the preceding sentence. Certain defined terms used in the Plan are set forth in Section XI below.

II.Eligibility
The Chief Executive Officer, all executives in career bands 1 through 3 and any other Employee designated by the Administrator are eligible to participate in this Plan. Generally, an individual is eligible for a potential award under this Plan if they were employed for at least 3 months during the relevant fiscal year.

III.Overall Structure
A.A Plan participant’s target bonus award will be based upon the “guideline” or percentage of base salary for each eligible participant.
Unless otherwise determined by the Administrator, bonus awards will be determined by the attainment of the financial and additional performance measures established by the Administrator.
IV.Determination of Bonus Targets — Financial Objective
For purposes of determining Financial Objective Target Bonuses, financial measures will be based on Performance Measures as determined by the Administrator.
V.Determination of Bonus Awards — Financial Objective
A.For all financial measures, bonus awards under the financial objective component of this Plan (the “Financial Objective Bonus Award”) vary as financial measure targets are over or under achieved. The minimum bonus award, generally equal to 25% of the Financial Objective Target Bonus, unless otherwise determined by the Administrator, is awarded provided a minimally acceptable "threshold" level of performance of financial measures is achieved (i.e., no bonus will be awarded for performance below the threshold for that metric.). Financial Objective Bonus Awards may increase from the minimum financial objective bonus award to the Financial Objective Target Bonus amount if financial measure targets are achieved fully and may increase up to a maximum ("ceiling") of 150% to 200% of the Financial Objective Bonus Target, as determined by the Administrator, if performance increasingly exceeds the target levels.
B.Financial Objective Bonus Awards for performance between threshold and ceiling will be computed by interpolating between either: (1) the threshold and target awards, or (2) the target and ceiling awards, as appropriate.
C.The levels for threshold and maximum Financial Objective Bonus Awards (referred to as the "leverage curve"), may vary among organizations as determined by the Administrator,

reflecting financial volatility resulting from the magnitude of the unit's business plan.

VI.Determination of Additional Objective and Related Bonus Awards
A.Generally, additional measures will be established for each participant whose bonus includes an Additional Objective Target Bonus at the start of the fiscal year. Attainment of these additional measures is measured for and during the fiscal year for which they are set. Unplanned objectives that emerge during the fiscal year and which take priority over the planned objectives may be added (or substituted) as appropriate.
B.Bonus awards under the additional objective component of this Plan (the “Additional Objective Bonus Award”) will be awarded at target if performance fully meets the target additional measures defined in the additional objective. If performance differs from these target measures, the Additional Objective Bonus Award will vary proportionally with performance, from 0% to a ceiling of 150% to 200% of the Additional Objective Target Bonus, as determined by the Administrator.

VII.Total Plan Bonus Award.
The total Plan bonus award to be paid to each Plan participant (the “Final Bonus Award”) will generally be equal to the sum of the Financial Objective Bonus Award and, if applicable, the Additional Objective Bonus Award. Notwithstanding the foregoing, the Administrator shall be authorized to exercise “negative discretion” to reduce the Final Bonus Award amount that would otherwise be payable to any Plan participant, taking into account such factors relating to Aramark’s and the participant’s performance during the relevant fiscal year as the Administrator deems appropriate in the Administrator’s sole discretion.

VIII.Payment of Bonus Awards
A.Final Bonus Awards are paid (minus appropriate tax withholdings), and after taking into account any adjustments pursuant to the Plan, as soon as practicable after receipt of the audited fiscal year-end financial reports, but in no event more than 2.5 months after the end of the calendar year in which it was earned.
B.Except in cases of voluntary or involuntary termination, the following provisions apply:
1.If a participant has worked at least 3 months in an eligible position, but less than the entire relevant fiscal year and is still employed at the end of the bonus (fiscal) year, the participant will receive a pro-rata share of the Final Bonus Award (e.g., if the participant has worked for 9 months in the relevant fiscal year, 75% of the Final Bonus Award will be payable).
2.If the participant has served in two or more components or units covered by this plan, the Financial Objective Bonus Award and Additional Objective Bonus Award, if applicable, will generally, subject to the discretion of the Administrator, be calculated on full year results for the portion of the year served in each component or unit.
3.If the participant was promoted during the year and his or her guideline bonus amount changed, the Financial Objective Target Bonus and Additional Objective Target Bonus, if applicable, for such participant will be prorated.
C.No Final Bonus Award is payable to a participant whose employment terminates, voluntarily or involuntarily, prior to completion of the bonus (fiscal) year except in the event that the participant becomes permanently disabled, retires having reached the age of 60 with at least five years of service or dies while employed. Exceptions in certain cases of involuntary termination may be granted with prior approval of the Administrator. If a participant becomes permanently disabled, retires having reached the age of 60 with at least five years of service, or dies while employed, he or she will be entitled to receive a pro- rata share of his or her Final Bonus Award at the same time as Final Bonus Awards are otherwise payable to active employees.
D.A participant whose employment terminates after the close of the bonus year but before awards are paid will be eligible to receive the Financial Objective Bonus Award. Any Additional Objective Bonus Award in the case of such terminations may be payable at the discretion of the Administrator.
E.In no case, however, will a Final Bonus Award be made to an individual whose employment is terminated at any time for “cause," as defined in the plan participant’s Agreement Relating to Employment and Post Employment Competition or if the participant is not party to such an agreement, as defined in Aramark’s Amended and Restated Stock Incentive Plan.

IX.Deferral
Payment of all or part of a Financial Objective Bonus Award may be deferred in accordance with procedures established by Aramark and amended from time to time, in accordance with the applicable deferral provisions of Section 409A of the Internal Revenue Code (“Section 409A”).

X.Administration
A.This Plan is intended to be provide for compensation that is exempt from the requirements of Section 409A. The Administrator is the sole interpreter and arbiter of the provisions of this Plan and has the right to amend, withdraw, or revoke them before the beginning of any fiscal year or to grant specific exceptions with respect to participants.
B.In administering this Plan, the Administrator has the final authority to adjust financial performance standards or actual results for unusual non-recurring income, expense or balance sheet items (e.g., non-operating gains/losses, acquisitions, divestitures) so that comparisons between actual and planned performance are consistent.
C.Objectives and formulas for all portions of this Plan must be approved by the Administrator. The Administrator must approve any unplanned objectives or other Performance Measures added during the year.
D.Final Bonus Awards are reviewed and approved by the Administrator.
E.The Administrator may grant plan bonus awards to individuals who are eligible to participate in this Plan who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause Aramark to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in this Plan as may, in the judgment of the Administrator, be necessary or desirable to foster and promote achievement of the purposes of this Plan, and, in furtherance of such purposes, the Administrator may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

XI    Certain Defined Terms

For purposes of the Plan, the terms listed below have the following meanings:

A.“Administrator” means (i) the Compensation Committee, with respect to actions under this Plan related to the Chief Executive Officer or his direct reports, (ii) the Chief Executive Officer, with respect to actions under this Plan related to Plan participants in career bands 2 and 3, or (iii) the Chief Human Resources Officer (or any equivalent successor position) with respect to actions under this Plan related to all other Plan Participants.
B.“Performance Measures” means the achievement of, one or more of the following measures or any similar or related measures approved by the Administrator (all capitalized terms not defined herein shall have the meanings contained in Aramark’s audited financial statements as such terms and definitions may be expressly modified and established by the Administrator with respect to the relevant performance period): (1) Earnings Before Interest and Taxes (“EBIT”), (2) Return on Net Assets (“RONA”), (3) Net Income, (4) After Tax Return on Investment (“ATROI”), (5) Sales, (6) Revenues, (7) Earnings Per Share, (8) Total Shareholder Return, (9) Return on Equity (“ROE”), (10) Return on Investment (“ROI”), (11) Total Business Return, (12) Return on Gross Investment (“ROGI”), (13) Operating Cash Flow, (14) Free Cash Flow, (15) Operating Income, (16) Pretax Income, (17) stock price appreciation, (18) Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), (19) Margin based upon any of EBIT, Operating Income, Pretax Income, EBITDA or any other profit measure or (20) any other measure selected by the Administrator. The Performance Measures may be based on absolute Aramark performance, absolute performance of any member of the Aramark Group, or any combination of the members of the Aramark Group, or any of the foregoing’s performance relative to a peer group or other external measure of selected performance.